As filed with the Securities and Exchange Commission on August 21, 2018
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SharpSpring, Inc.
(Exact name of registrant as specified in its charter)

Delaware	05-0502529
(State or other jurisdiction ofincorporation or organization)	(I.R.S. EmployerIdentification No.)

550 SW 2nd Avenue, Gainesville, FL	32601
(Address of principal executive offices)	(Zip Code)

2010 Restated Employee Stock Plan
(Full title of the plan)

Edward S. Lawton Chief Financial Officer 550 SW 2nd Avenue Gainesville, FL 32601 Telephone: 877-705-9362	Copy to: David M. Bovi, Esq. David M. Bovi, PA 2855 PGA Blvd., Suite 150 Palm Beach Gardens, FL 33410 Telephone: (561) 655-0665
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of SecuritiesTo Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	650,000	$12.65	$8,222,500.00	$1,023.70

(1)
Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Act on the basis of the average of the high and low prices of SharpSpring, Inc.’s Common Stock reported on the Nasdaq Capital Market on August 17, 2018, which date is within 5 business days prior to filing this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by SharpSpring, Inc. (the “Company”) pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act of 1933, as amended, to register an additional 650,000 shares of common stock, par value $0.001 per share (the “Common Stock”) which may be offered pursuant to the Company’s 2010 Restated Employee Stock Plan (the “2010 Plan”). Previously, the Company:

●
registered 1,212,396 shares of Common Stock issuable under the 2010 Plan pursuant to the Company’s Registration Statement on Form S-8 (Registration No. 333-197652) filed with the Securities and Exchange Commission (the “Original Registration Statement”) on July 25, 2014;
●
registered 300,000 shares of Common Stock issuable under the 2010 Plan pursuant to the Company’s Registration Statement on Form S-8 (Registration No. 333-212466) filed with the Securities and Exchange Commission (the “2016 Registration Statement”) on July 11, 2016; and
●
registered 300,000 shares of Common Stock issuable under the 2010 Plan pursuant to the Company’s Registration Statement on Form S-8 (Registration No. 333-219083) filed with the Securities and Exchange Commission (the “2017 Registration Statement”) on June 30, 2017.

As a result of the Company filing this Registration Statement on Form S-8, the Company now has registered 2,192,587 shares of Common Stock issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information contained in the Original Registration Statement, the 2016 Registration Statement and the 2017 Registration Statement is incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Other than as set forth herein, the information contained in the Original Registration Statement, the 2016 Registration Statement and the 2017 Registration Statement is incorporated herein by reference.

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017, filed with the Securities and Exchange Commission on March 15, 2018, as amended pursuant to Form 10-K/A and filed with the Securities and Exchange Commission on April 30, 2018;

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s Annual Report, as amended, referred to in (a) above;

(c)    The description of the Company’s Common Stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on January 27, 2014, including any amendment or report filed for the purpose of updating such description; and

 (d)    All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold. Notwithstanding the foregoing, the Company is not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been “furnished” to, rather than “filed” with, the Securities and Exchange Commission.

Item 8.   Exhibits.

Index to Exhibits

SEC Reference Number	Title of Document	Location
4.1	Form of Convertible Promissory Note, attached as Exhibit A to Convertible Note Purchase Agreement among SharpSpring, Inc. and SHSP Holdings, LLC dated March 28, 2018	Incorporated by reference to our Form 8-K filed March 28, 2018
4.2	Form of Investors Rights Agreement by and among SharpSpring, Inc., SHSP Holdings, LLC et al. dated March 28, 2018	Incorporated by reference to our Form 8-K filed March 28, 2018
4.3	Form of Subordination Agreement by and between SHSP Holdings, LLC and Western Alliance Bank dated March 28, 2018	Incorporated by reference to our Form 8-K filed March 28, 2018
5.1	Opinion of Counsel	Filed herewith
10.1	SharpSpring, Inc. 2010 Restated Employee Stock Plan	Filed herewith
23.1	Consent of David M. Bovi, P.A.	Included in Exhibit 5.1
23.2	Consent of Cherry Bekaert LLP, independent registered public accounting firm	Filed herewith

Item 9.    Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Florida, on August 21, 2018.

SHARPSPRING, INC.

By:	/s/ Richard A. Carlson
Richard A. Carlson
Chief Executive Officer,
Principal Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard A. Carlson	Chief Executive Officer, Principal Executive Officer, Director	August 21, 2018
Richard A. Carlson

/s/ Edward S. Lawton	Chief Financial Officer, Principal Financial Officer	August 21, 2018
Edward S. Lawton

/s/ Steven A. Huey	Chair of the Board of Directors	August 21, 2018
Steven A. Huey

/s/ David A. Buckel	Director	August 21, 2018
David A. Buckel

/s/ Marietta Davis	Director	August 21, 2018
Marietta Davis

/s/ Daniel C. Allen	Director	August 21, 2018
Daniel C. Allen